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                                                                     EXHIBIT  11

                             EXPERT SOFTWARE, INC.

                        COMPUTATION OF INCOME PER SHARE
                        (IN THOUSANDS EXCEPT PER SHARE)



                                            THREE MONTHS ENDED    SIX MONTHS ENDED
                                                 JUNE 30,             JUNE 30,
                                           -----------------------------------------
                                             1996       1995       1996      1995
                                           ---------   -------   --------  ---------
Net income (loss) as reported............   $(7,992)   $  753    $(7,197)    $1,219
Less preferred  stock dividends..........        --         8         --         41
                                            -------    ------    -------     ------

Income applicable to common stock........   $(7,992)   $  745    $(7,197)    $1,178
                                            =======    ======    =======     ======

Weighted average common stock outstanding     7,481     6,932      7,481      6,156
Dilutive stock options...................        --       629         --        623
                                            -------    ------    -------     ------
Weighted average number of common stock
and common stock equivalents for primary
earnings per share.......................     7,481     7,561      7,481      6,779

Net income per share.....................   $ (1.07)   $ 0.10    $ (0.96)    $ 0.17
                                            =======    ======    =======     ======

                Primary and fully diluted net income per share
                   are the same for all periods presented.

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